Exhibit 99.1

Altria Announces Election of Steve Presley to Altria’s Board of Directors

RICHMOND, Va. (August 28, 2026) – Altria Group, Inc. (NYSE: MO) is pleased to announce that Steven W. Presley joined our Board of Directors (Board) on August 27, 2026.

Mr. Presley is Chief Executive Officer of Refresco Benelux B.V., a global independent beverage solutions provider, a position he has held since August 2025. Mr. Presley previously served as Executive Vice President and Chief Executive Officer Zone Americas, Nestlé S.A., a global food and beverage company, from October 2024 to April 2025, and as Executive Vice President and Chief Executive Officer Zone North America, Nestlé S.A., from January 2021 to October 2024. Mr. Presley served in a variety of other senior roles since joining Nestlé USA in 1997, including as Chief Executive Officer, Chief Financial Officer and Chief Transformation Officer.

Mr. Presley will serve as a member of the Board’s Compensation and Talent Development, Innovation and Finance Committees.

Altria’s Profile

We have a leading portfolio of nicotine products for U.S. nicotine consumers age 21+. We are Moving Beyond Smoking® by responsibly transitioning adult smokers to a smoke-free future, competing vigorously for existing smoke-free adult nicotine consumers and exploring new growth opportunities — beyond the U.S. and beyond nicotine (Vision). To achieve our Vision, we will pursue initiatives designed to promote the long-term welfare of our company, our stakeholders, society at large and the environment.

Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), an e-vapor manufacturer with products covered by marketing granted orders from the U.S. Food and Drug Administration (FDA).

Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products.

6601 W. Broad Street, Richmond, Virginia 23230

Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on X, Facebook and LinkedIn.

Investor Relations
Altria Client Services
(804) 484-8222

Media Relations
Altria Client Services
https://www.altria.com/contact-us/media

Source: Altria Group, Inc.
2